Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2021 FOURTH QUARTER AND
RECORD FULL YEAR OPERATING RESULTS

Milwaukee, Wisconsin – August 5, 2021 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and full year ended June 27, 2021. The comparative prior year fourth quarter operating results were significantly impacted by the COVID-19 virus which is further described in this press release.

Fourth Quarter Overview
Net sales for the Company’s fourth quarter ended June 27, 2021 were $110.1 million, compared to net sales of $42.1 million for the fourth quarter ended June 28, 2020.  Net income for the current year quarterly period was $2.9 million, compared to a net loss of $10.5 million in the prior year fourth quarter.  Diluted earnings per share for the current year quarterly period were $0.75 compared to diluted loss per share of $2.80 in the prior year quarter.

Both the current and prior fiscal year fourth quarter had certain items that negatively impacted our operating results. During the current year quarter several of our customer assembly plants were temporarily shut down due to the global semiconductor chip shortage reducing net sales and profitability in the fiscal 2021 fourth quarter. In the prior year fourth quarter, the significantly reduced net sales and net loss was primarily attributed to our customers shutting down their assembly plant operations during April and May due to the impact of the COVID-19 pandemic.  Those shutdowns reduced our net sales in the prior year fourth quarter by approximately $72 million. In addition, during our prior year fourth quarter, STRATTEC incurred an impairment charge  resulting from its one-third ownership interest in Vehicle Access Systems Technology LLC (“VAST LLC”) related to VAST LLC’s joint venture investment in India, Minda VAST Access Systems.  STRATTEC’s one third share of the $2 million non-cash impairment charge related to this joint venture in India amounted to $667,000 on a pre-tax basis or $510,000 on an after tax basis and reduced our diluted earnings per share in the prior year fourth quarter by $0.14.

Full Year Earnings Overview
For the year ended June 27, 2021, the Company’s net sales were $485.3 million compared to net sales of $385.3 million in the prior year period. Net income during the current year was $22.5 million compared to a net loss of $7.6 million in the prior year period.  Diluted earnings per share were $5.85 for the year ended June 27, 2021 compared to diluted loss per share of $2.04 during the prior year ended June 28, 2020.  Fiscal year 2021 set a Company record for both net income and diluted earnings per share.

Discussion of Quarterly Results
Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	June 27, 2021	June 28, 2020

General Motors Company	$35,225	$11,588
Fiat Chrysler Automobiles	15,710	6,324
Ford Motor Company	13,314	6,139
Tier 1 Customers	13,332	5,982
Commercial and Other OEM Customers	18,689	8,910
Hyundai / Kia	13,787	3,174
TOTAL	$110,057	$42,117

As mentioned previously, the current year quarter sales were adversely impacted by the global semiconductor chip shortage and, in the prior year quarter, our global sales were significantly and negatively impacted by the decision of our OEM customers to fully close their assembly plants in April and May 2020 due to the Coronavirus (COVID-19) pandemic.  The impact of these production schedule reductions reduced our net sales in the prior year quarter by approximately $72.0 million dollars.  Sales to all customer groups in the current year quarter were significantly higher in comparison to the prior year quarter due to the foregoing impact of the COVID-19 virus disruption. Sales to Hyundai / Kia were also exceptionally higher in the current year quarter due to the introduction of the new Kia Sedona and Hyundai Starex minivans for which we supply primarily power sliding door components.

Gross profit margins were 13.9 percent in the current year quarter compared to a negative 18.5 percent  in the prior year quarter.  The increase in gross profit margin in the current year quarter compared to the prior year quarter was primarily attributed to being more fully operational in the current year quarter as compared to temporarily shutting down our operations at both our Milwaukee and Mexico production facilities due to the COVID-19 virus in the prior year quarter. The current year quarter gross profit margins were also negatively impacted by an unfavorable U.S. Dollar to Mexican Peso exchange rate affecting our operations in Mexico, accruals for bonus expense and higher purchased costs for certain raw materials and components.

Engineering, Selling and Administrative expenses overall were higher in the current year quarter as compared to the prior year quarter. The prior year quarter was significantly lower due to a ten percent reduction in the salaried work force, a temporary reduction in hours worked, and reductions in various other operating costs, many of which were implemented as cost saving measures to mitigate the impact of the COVID-19 pandemic on our reduced sales levels.

Included in Other Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	June 27, 2021	June 28, 2020

Equity Earnings (Loss) of VAST LLC Joint Venture	$716	$(601)
Equity Earnings of SAL Joint Venture	-	337
Gain on Rabbi Trust	393	363
Net Foreign Currency Realized and Unrealized Transaction (Loss) Gain	(231)	65
Other (Expense) Income	(156)	265
	$722	$429

The lower profitability at our VAST LLC operations during the prior year quarter related primarily to our one third share of the impairment charge, or $667,000, relating to our Minda VAST Access Systems joint venture previously discussed. In addition, our VAST China and Minda VAST Access Systems Operations were impacted by the COVID -19 virus with lower sales and profitability during the prior year quarter. The STRATTEC Advanced Logic (SAL) Joint Venture was dissolved during the prior year quarter.

Frank Krejci, President & CEO commented: “Over the last few months, our sales and profits have been reduced because of customers temporarily shutting down their assembly plants. This is due to the widely reported shortages of semiconductor chips, not because of reduced demand. In fact, inventories on dealer lots and car rental agencies are at abnormally low levels.

Despite these issues, we are pleased to highlight summary results for the year:

-	Diluted earnings per share of $5.85, our highest earnings since our spinoff from Briggs and Stratton Corporation over 26 years ago.
-	Cash flow from operations of $35.2 million or $9.13 per share.
-	$23 million of debt reduction.
-	Significantly improved overall net cash position (cash on-hand less debt outstanding).

After a tumultuous fiscal 2020 in which our Associates worked to overcome the negative effects of the pandemic, we have experienced the positive benefits of their efforts in our financial results for fiscal 2021.  We believe their continuing dedicated efforts to win more new business, implement structural efficiencies and pursue new technologies for expanded opportunities will serve the Company well in fiscal 2022 and the years ahead”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products.  These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company’s products to global customers under the “VAST Automotive Group” brand name.  STRATTEC’s history in the automotive business spans over 110 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, work stoppages at the Company or at the location of its key customers as a result of labor disputes, foreign currency fluctuations, uncertainties stemming from U.S. trade policies, tariffs and reactions to same from foreign countries, the volume and scope of product returns, adverse business and operational issues resulting from the coronavirus  pandemic, matters adversely impacting the timing and availability of material component parts and raw materials for the production of our products and the products of our customers and fluctuations in our costs of operation (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands except per share amounts)
(Unaudited)
	Fourth Quarter Ended		Years Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net Sales	$110,057	$42,117	$485,295	$385,300

Cost of Goods Sold	94,805	49,900	406,637	349,854

Gross Profit (Loss)	15,252	(7,783)	78,658	35,446

Engineering, Selling & Administrative Expenses	11,200	8,333	44,743	44,108

Income (Loss) from Operations	4,052	(16,116)	33,915	(8,662)

Interest Expense	(43)	(128)	(302)	(920)

Other Income, Net	722	429	1,395	1,459

Income (Loss) before Provision (Benefit) for Income Taxes and Non-Controlling Interest	4,731	(15,815)	35,008	(8,123)

Provision (Benefit) for Income Taxes	390	(3,460)	5,111	(2,266)

Net Income (Loss)	4,341	(12,355)	29,897	(5,857)

Net Income (Loss) Attributable to Non-Controlling Interest	1,415	(1,853)	7,365	1,748

Net Income (Loss) Attributable to STRATTEC SECURITY CORPORATION	$2,926	$(10,502)	$22,532	$(7,605)

Net Income (Loss) Per Share:
Basic	$0.77	$(2.80)	$5.95	$(2.04)
Diluted	$0.75	$(2.80)	$5.85	$(2.04)
Average Basic Shares Outstanding	3,805	3,749	3,788	3,737

Average Diluted Shares Outstanding	3,890	3,749	3,852	3,737

Other
Capital Expenditures	$2,528	$2,074	$8,929	$12,381
Depreciation	$5,056	$4,980	$19,786	$19,329

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	June 27, 2021	June 28, 2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,465	$11,774
Receivables, net	69,902	41,955
Inventories, net	70,860	54,400
Other current assets	19,677	17,239
Total Current Assets	174,904	125,368
Investment in Joint Ventures	27,224	22,068
Other Long Term Assets	12,034	12,961
Property, Plant and Equipment, Net	96,401	105,148
	$310,563	$265,545

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$36,727	$18,549
Other	40,845	29,591
Total Current Liabilities	77,572	48,140
Accrued Pension and Post Retirement Obligations	2,933	1,956
Borrowings Under Credit Facility	12,000	35,000
Other Long-term Liabilities	4,625	5,008
Shareholders’ Equity	334,058	309,991
Accumulated Other Comprehensive Loss	(16,797)	(22,113)
Less: Treasury Stock	(135,615)	(135,656)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	181,646	152,222
Non-Controlling Interest	31,787	23,219
Total Shareholders’ Equity	213,433	175,441
	$310,563	$265,545

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
(Unaudited)
	Fourth Quarter Ended		Years Ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020

Cash Flows from Operating Activities:
Net Income (Loss)	$4,341	$(12,355)	$29,897	$(5,857)
Adjustment to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Equity (Earnings) Loss in Joint Ventures	(716)	264	(2,560)	209
Depreciation	5,056	4,980	19,786	19,329
Foreign Currency Transaction Loss (Gain)	519	85	2,445	(1,982)
Unrealized (Gain) Loss on Peso Forward Contracts	(211)	(568)	(723)	480
Stock Based Compensation Expense	197	207	972	996
Non-Cash Compensation Expense	-	351	-	4,824
Loss on disposition of property, plant & equipment	-	99	1,421	369
Deferred Income taxes	1,473	(2,557)	1,473	(3,589)
Change in Operating Assets/Liabilities	(1,087)	5,207	(18,099)	10,616
Other, net	182	(223)	538	29

Net Cash Provided (Used in) by Operating Activities	9,754	(4,510)	35,150	25,424

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	-	(100)	-
Additions to Property, Plant and Equipment	(2,528)	(2,074)	(8,929)	(12,381)
Other	-	3	8	32
Net Cash Used in Investing Activities	(2,528)	(2,071)	(9,021)	(12,349)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	-	8,000	-	8,000
Repayment of Borrowings Under Credit Facility	(4,000)	-	(23,000)	(15,000)
Dividends Paid to Non-Controlling Interests of Subsidiaries	-	-	(490)	(980)
Dividends Paid	-	-	-	(1,572)
Exercise of Stock Options and Employee Stock Purchases	19	17	604	560

Net Cash (Used In) Provided By Financing Activities	(3,981)	8,017	(22,886)	(8,992)

Effect of Foreign Currency Fluctuations on Cash	(115)	165	(552)	(118)

Net Increase in Cash & Cash Equivalents	3,130	1,601	2,691	3,965

Cash and Cash Equivalents:
Beginning of Period	11,335	10,173	11,774	7,809
End of Period	$14,465	$11,774	$14,465	$11,774